SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): May 5, 2004

FIRST ADVANTAGE CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

Delaware	0-50285	61-1437565
(State or Other Jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

One Progress Plaza, Suite 2400

St. Petersburg, Florida 33701

(Address of principal executive offices)

(727) 214-3411

(Registrant’s telephone number)

Not Applicable.

(Former name or former address, if changed since last report)

Item 2. Acquisition or Disposition of Assets.

On April 21, 2004, First Advantage Corporation (the “Company”) acquired all of the membership interests in CoreFacts, LLC, a provider of corporate investigative computer forensic and electronic discovery services, under the terms of a membership interest purchase agreement filed as Exhibit 2.2. CoreFacts, LLC, is now a wholly owned subsidiary of First Advantage Corporation.

In consideration for the purchase of the membership interests, the Company paid the sellers an aggregate purchase price of $15,500,000, in a combination of cash, promissory notes guaranteed by The First American Corporation (the majority stockholder of the Company) and notes convertible into shares of the Company’s class A common stock that also are guaranteed by The First American Corporation. The Company funded the payment of the cash portion of the consideration through a $25 million line of credit with a bank (“Line of Credit”).

First Advantage Corporation has agreed to file a registration statement on Form S-3 as soon as practicable after becoming eligible to use a registration statement on Form S-3, and in any event within 90 days from April 21, 2004. The registration statement will register for resale on a delayed or continuous basis all of the class A common stock of the Company that the sellers are entitled to receive in connection with the conversion of the convertible notes.

The terms of the membership interest purchase agreement, including the consideration paid by the Company, were determined in arms’-length negotiations between the Company, on the one hand, and the sellers, on the other hand. The foregoing description of the membership interest purchase agreement is qualified in its entirety by the full text of the of the membership interest purchase agreement, which is incorporated herein by reference.

Item 7. Financial Statements. Pro Forma Financial Information and Exhibits.

(a)	Financial Statements.

The Company intends to file by amendment the required financial statements no later than 60 days after the date that this report on Form 8-K must be filed.

(b) Pro Forma Financial Information

The Company intends to file by amendment the required financial statements reflecting the acquisition of all of the issued and outstanding membership interests of CoreFacts, LLC no later than 60 days after the date that this report on Form 8-K must be filed.

(c)	Exhibits.

Exhibit No.	Description
2.1	Membership Interest Purchase Agreement dated as of April 21, 2004 among First Advantage Corporation, Andrew S. Levetown, Mark Carter, John Ashley, John Jenkins, Laura Zuckerman, Henry Hsu, Thea Bournazian, Anthony Sartori and John Nelligan (Exhibits And Schedules Omitted)*

99.1	Press Release dated April 22, 2004

*	The Registrant will furnish a supplementary copy of any omitted exhibits and schedules to the SEC upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FIRST ADVANTAGE CORPORATION

By:	/s/ John Lamson
Name:	John Lamson
Title:	Executive Vice President and
Chief Financial Officer

Dated: May 5, 2004